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                                                                   EXHIBIT 3.1


             MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
              CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

                           ARTICLES OF INCORPORATION
                    For use by Domestic Profit Corporations


                                   ARTICLE I

     The name of the corporation is Oxford Automotive, Inc.

                                   ARTICLE II

     The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act ("the MBCA").

                                  ARTICLE III

     The total authorized shares:  400,000 shares of common stock.

                                   ARTICLE IV

     The name of the registered agent is:  Robert H. Orley.


The address of the registered office is:  2000 North Woodward Avenue, Suite 130
                                          Bloomfield Hills, Michigan  48304


                                   ARTICLE V

     The name and address of the incorporator is Gerald T. Lievois, Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243-1668.

                                   ARTICLE VI

     When a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the state of Michigan may, on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs. If a majority in number, representing 3/4 in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agrees to any


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compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this corporation.

                                  ARTICLE VII

     Any action required or permitted by the Act to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified mail, return receipt requested.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VIII

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (1) breach of the director's duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) a violation of Section 551(1) of the Michigan Business Corporation Act (the "MBCA"); or (4) a transaction from which the director derived an improper personal benefit. If the MBCA is amended to authorize the further elimination of limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained in these articles of incorporation, shall be limited to the fullest extent permitted by the MBCA as so amended. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.






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